EXHIBIT 99.1

CONTACT:   Investor Relations
         404-715-2170

                     Corporate Communications
                     404-715-2554

Delta Air Lines Reports March 2008 Quarter Financial Results

ATLANTA, April 23, 2008 – Delta Air Lines (NYSE:DAL) today reported results for the quarter ended March 31, 2008.  Key points include:

•
On April 14, 2008, Delta announced an agreement to merge with Northwest; the transaction will create America’s premier global airline, which is expected to generate in excess of $1 billion in annual revenue and cost synergies.

•	Delta’s net loss for the first quarter excluding special items was $274 million, or $0.69 per diluted share, driven by a $585 million year over year increase in the cost of fuel.[1,2,3]
•	Delta’s reported net loss for the March 2008 quarter was $6.4 billion, or $16.15 per diluted share.
•	Special items include a $6.1 billion non-cash goodwill impairment charge from the decline in Delta’s market capitalization due to sustained record fuel prices.
•	As of March 31, 2008, Delta had $3.6 billion in unrestricted liquidity, including $1 billion available under its revolving credit facility.

Merger with Northwest
On April 14, Delta announced that it had reached an agreement to merge with Northwest to become America’s premier global airline with the international presence to compete effectively in an industry subject to high fuel prices and intense competition.  The merger creates a more durable company that is better positioned to manage through economic cycles, invest in its fleet, and introduce innovative services for customers.
The transaction is expected to create more than $1 billion in sustainable, annual revenue and cost synergies by 2012.  Primarily these synergies will be generated by more effective aircraft utilization and a more comprehensive and diversified route system as the combined company reallocates up to 50% of its international and 10% of its domestic fleet to improve profitability.  Delta will also benefit from significant cost synergies as it reduces overhead and improves operational efficiency.
The combined carrier will have a more diversified network footprint, with a goal of 50% of its capacity deployed internationally.   By reallocating capacity around the world, the company will build a natural hedge against seasonal demand shifts and regional economic weakness, positioning it for long-term success and increasing financial stability.

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 “Our need to respond to the pressures of dramatically rising fuel costs and a softening U.S. economy drove us to take a closer look at all options to protect Delta’s future.  The merger with Northwest will create an airline with the size, scale and global presence to weather economic downturns and compete long-term in the global marketplace,” said Richard Anderson, Delta’s chief executive officer.  “I appreciate the hard work of the Delta people and their commitment to ensuring that Delta maintains its leadership position in the industry.”

Response to Record Fuel Prices
On March 18, Delta announced that it had aggressively recalibrated its 2008 business plan with a focus on preserving liquidity in light of the significant increase in crude oil prices.  The airline reevaluated its capacity, targeting reductions in or cancellations of unprofitable routes, and has already implemented schedule changes to bring down domestic flying.  Delta now expects system capacity for the second half of 2008 to be down 0-2% compared to 2007, with domestic capacity down 9-11%.
As a result of the capacity reduction, the company is removing 15-20 mainline and 60-70 regional jet aircraft from its operations by the end of 2008.  Delta is continuing to evaluate the fuel and demand environment and will make proactive changes quickly if economic conditions warrant.
Delta is also accelerating revenue and productivity initiatives to help address high fuel costs, as well as reducing capital spending.  These measures will provide revenue and cost benefits of $150 million in 2008 (equivalent to $350 million on an annual basis), in addition to the $400 million in productivity initiatives previously announced.

Financial Performance
Delta reported a net loss of $274 million in the first quarter of 2008 compared to a net loss of $6 million in the first quarter of 2007, excluding special and reorganization4 items.  The $268 million year over year increase in net loss was driven by a $585 million increase in costs due to higher fuel price.  Delta did not record an income tax benefit in the March 2008 quarter.

Revenue Momentum
Passenger revenue increased 10% in the first quarter of 2008 on a 2% increase in capacity compared to the prior year period, demonstrating Delta’s momentum from its network transformation and revenue management initiatives.  The increase in passenger revenue was driven by 6% higher yield and 4% higher traffic.  Delta’s international expansion has contributed significantly to passenger revenue growth, as the airline has launched nearly 90 new international routes since the summer of 2005, including Tel Aviv, Prague, Dubai, London-Heathrow and Shanghai.  Delta has grown the percentage of its capacity operating in international markets from 25% in the March 2006 quarter to 33% in the March 2008 quarter.  Delta expects more than 40% of capacity to be deployed in international markets by summer 2008.

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Based on the most recently available ATA data, Delta’s consolidated length of haul adjusted passenger unit revenue (PRASM) was 101% of industry average PRASM (excluding Delta), up from 86% in 2005 when the company began its network restructuring.  This represents the first quarter in eight years that Delta has exceeded industry average.
Delta’s selection of unique and distinct markets has allowed the company to grow international unit revenues and capacity at double digit rates.  Delta’s international PRASM grew 13% year over year in the March 2008 quarter, with strong yield gains in the trans-Atlantic and Latin markets. Domestic PRASM increased 6% on a capacity decline of 2%.  Consolidated system PRASM improved more than 7% to 11.36 cents.
Comparisons of revenue related statistics by geographic region are as follows:

	March 2008 Quarter vs. March 2007 Quarter
	Domestic	Latin America	Atlantic	Pacific
Passenger Revenue	4.8%	15.7%	29.5%	47.7%
Passenger Unit Revenue	6.5%	16.8%	11.8%	3.5%
Yield	4.8%	8.4%	13.9%	14.5%
Traffic	0.1%	7.5%	13.6%	29.0%
Capacity	(1.5)%	(0.2)%	15.8%	42.8%
Load Factor	1.3 pts	5.8 pts	(1.4) pts	(8.2) pts

Non-passenger revenue was also strong in the first quarter.  Revenue from Cargo operations increased 20% compared to the March 2007 quarter.  Other net revenues grew $133 million, or 33%, primarily due to an increase in passenger fees and charges, revenue from SkyMiles, and maintenance services provided to third parties.

Cost Discipline
Excluding special items described below, Delta’s operating expenses increased 20%, or $825 million compared to the first quarter of 2007, largely due to the $585 million increase in costs due to higher fuel prices.  The remainder of the increase in operating expense was due primarily to fresh start accounting, salary and benefit enhancements for Delta’s employees, and the cost of increased capacity versus the prior year quarter.  For the March 2008 quarter, non-operating expenses declined 20%, or $32 million, due primarily to lower effective interest rates (including the impact of fresh start reporting) and interest earned on higher average cash balances, which were partially offset by FAS 133 mark-to-market on hedges.
Delta's mainline unit cost (CASM5) excluding special items increased 16% to 11.64 cents compared to the prior year period, reflecting the significant increase in fuel costs.  Excluding fuel expense, mainline CASM increased 4% to 7.31 cents compared to the March quarter of 2007.

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 “We have moved quickly to mitigate the short-term impact of higher fuel prices by further reducing domestic capacity and taking a disciplined approach to costs and cash flow.  These actions have offset more than 50% of the fuel price impact,” said Edward Bastian, Delta’s president and chief financial officer.  “However, we clearly need to do more.  Merging with Northwest will generate over $1 billion in annual synergies, providing a more durable financial foundation for the future and giving Delta a stronger platform for profitable, long-term growth.”

Special and Reorganization Items
Delta recorded special items of $6.1 billion in the March 2008 quarter, including 1) a $6.1 billion non-cash goodwill impairment charge due to a decline in Delta’s market capitalization caused by sustained record fuel prices and 2) a $16 million charge for severance for the previously announced voluntary workforce reduction programs.
Upon emergence from bankruptcy, Delta recorded a $12 billion goodwill balance under fresh start accounting.  The valuation of goodwill was predicated on the company’s market value at that point of $9.4 billion.  A key assumption in that valuation was the price of fuel of $70 per barrel.  Crude oil recently traded over $117 per barrel, with refining spreads in the $20-$30 range, significantly impacting Delta’s single largest operating expense and future projected discounted cash flows.
Based on the difference between Delta’s book equity and an updated stand-alone valuation reflecting current fuel and economic assumptions, prepared in connection with Delta’s recently announced merger with Northwest, Delta recorded a non-cash goodwill impairment charge of $6.1 billion.
In the March 2007 quarter, Delta recorded reorganization expenses totaling $124 million.

Liquidity Position
During the quarter, Delta issued $733 million in debt, a portion of which was used to refinance Delta’s 2003-1 EETC maturity.  Delta had approximately $550 million in net capital expenditures during the March 2008 quarter, with approximately $500 million for investments in aircraft, parts and modifications to improve Delta’s international product and position the airline for continued international growth.
At the end of the March 2008 quarter, Delta had $2.8 billion in cash, cash equivalents and short-term investments, of which $2.6 billion was unrestricted.  Delta has an additional $1 billion available under its revolving credit facility, resulting in a total of $3.6 billion in unrestricted liquidity at quarter end.  As of March 31, 2008, Delta had $103 million in auction-rate securities classified as short-term investments on its balance sheet.

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Fuel Hedging
During the March 2008 quarter, Delta hedged 27% of its fuel consumption, resulting in an average fuel price of $2.85 per gallon.  Delta realized $46 million in gains on fuel hedge contracts settled during the quarter.
As of April 18, 2008, Delta had the following fuel hedges in place for estimated 2008 consumption:

	Percent Hedged	Jet Fuel Equivalent Cap
Q2 2008	49%	$2.79
Q3 2008	44%	$2.84
Q4 2008	25%	$2.92

March 2008 Quarter Highlights

During the first quarter, Delta continued its international expansion and made targeted investments in its products, services, and employees to deliver an industry-leading customer experience. Highlights include, Delta:

•
Made strong improvements to its operational performance – reducing involuntary denied boardings by nearly 50%, improving baggage performance by 3.6%, and ranking first among the network carriers in on-time performance, including a first place ranking in on-time performance at its hubs in Atlanta, New York-JFK, and Cincinnati for the month of February.

•
Launched the joint venture with Air France, including three new trans-Atlantic routes connecting London-Heathrow to Los Angeles, Atlanta and New York-JFK, filling a key position in Delta’s portfolio by connecting our international gateways in Atlanta and New York to one of the world’s premier business airports;

•
Continued its commitment to Delta employees – awarded $158 million in profit sharing in recognition of 2007 financial results, instituted benefits enhancements on January 1, contributed $25 million to employee pensions, and paid $6 million in Shared Rewards for achieving operational goals;

•	Enhanced Atlanta’s position as a powerful Asian gateway by beginning the first-ever nonstop flight between Atlanta and Shanghai, complementing existing service to Tokyo and Seoul.
•
Celebrated being the first U.S. carrier to add the world’s longest range commercial jetliner to its fleet by taking delivery of two of the eight Boeing 777-200LR aircraft expected to be delivered through 2009.  With the new aircraft, Delta strengthens its ability to connect customers and cargo between virtually any two cities around the globe, nonstop;

•
Ranked as the top U.S. carrier to Latin America by readers of Latin Trade magazine and second overall on the magazine’s “best of” list.  Latin Trade readers also gave Delta the highest ranking in ticketing and boarding experience, and second highest ranking in frequent flier program among traditional network carriers in the U.S. and Latin America;

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•
Provided SkyMiles members with more ways to redeem their miles by initiating a “Pay with Miles” program in partnership with American Express, expanding access to Medallion® Marketplace, growing the SkyMiles online auction program, and enhancing the Award Travel search calendar on delta.com; and

•
Enhanced customers’ onboard experience by expanding the popular food for sale program, EATS, beginning April 1 to all flights within the U.S. of 750 miles or more and select flights between the U. S. and destinations in the Caribbean and Latin America.

June 2008 Quarter and Full Year 2008 Guidance

The company projects the following for the June 2008 quarter and full year 2008:

	2Q 2008 Forecast	2008 Forecast

Operating margin, excluding special items	3 – 5%	2 – 4%

Fuel price, including taxes and hedges	$3.10	$3.02

	2Q 2008 Forecast (compared to 2Q 2007)	2008 Forecast (compared to 2007)

Mainline unit costs - excluding fuel and related taxes and special items	Up 1 – 2%	Flat

System capacity	Up 0 – 2%	Flat
Domestic	Down 5 – 7%	Down 6 – 8%
International	Up 15 – 17%	Up 14-16%

Mainline capacity	Up 1 – 3%	Up 0 – 2%
Domestic	Down 6 – 8%	Down 6 – 8%
International	Up 15 – 17%	Up 15 – 17%

Ancillary Businesses
Delta’s ancillary businesses include TechOps, the largest airline Maintenance Repair and Overhaul (MRO) organization in North America, serving more than 100 aviation and airline customers around the world and DAL Global Services, which provides general aviation services, training and technical services, and staffing to airlines including Delta.  Delta continues to grow these business and both TechOps MRO and DAL Global Services increased revenues and margins year over year.  The following table provides summarized financial information about these businesses for the first quarter of 2008.

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	Three Months Ended March 2008
(in millions)	TechOps (MRO)	DAL Global Services
Operating Revenue	$122	$61
Operating Margin	13.8%	5.8%

Other Matters
Included with this press release are Delta’s Consolidated Statements of Operations for the three months ended March 31, 2008 and 2007; a statistical summary for those periods; selected balance sheet data as of March 31, 2008 and December 31, 2007; and a reconciliation of certain non-GAAP financial measures.

About Delta
Delta Air Lines operates service to more worldwide destinations than any airline with Delta and Delta Connection flights to 306 destinations in 58 countries. Delta has added more international capacity than any major U.S. airline during the last two years and is the leader across the Atlantic with flights to 37 trans-Atlantic markets. To Latin America and the Caribbean, Delta offers more than 517 weekly flights to 57 destinations. Delta's marketing alliances also allow customers to earn and redeem SkyMiles on nearly 16,409 flights offered by SkyTeam and other partners. Delta is a founding member of SkyTeam, a global airline alliance that provides customers with extensive worldwide destinations, flights and services. Including its SkyTeam and worldwide codeshare partners, Delta offers flights to 474 worldwide destinations in 104 countries. Customers can check in for flights, print boarding passes and check flight status at delta.com.

Endnotes
1  In connection with its emergence from bankruptcy on April 30, 2007, Delta adopted fresh start reporting in accordance with American Institute of Certified Public Accountants’ Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code.” The adoption of fresh start reporting resulted in Delta’s becoming a new entity for financial reporting purposes. Accordingly, Delta’s consolidated financial statements after April 30, 2007 are not comparable to its financial statements for any period prior to emergence.  References in this press release to “Successor” refer to Delta on or after May 1, 2007, giving effect to fresh start reporting. References to “Predecessor” refer to Delta prior to May 1, 2007.

2 Note 1 to the attached Consolidated Statements of Operations provides a reconciliation of certain non-GAAP financial measures used in this release and provides the reasons management uses those measures.

3  Includes fuel prices paid under our contract carrier arrangements.

4 Reorganization items refers to revenues, expenses, gains or losses that we realized or incurred due to our reorganization under Chapter 11 of the U.S. Bankruptcy Code.  In accordance with GAAP, these items are separately classified in the Predecessor’s Consolidated Statements of Operations.

5 Delta excludes from mainline unit costs expenses for aircraft maintenance and staffing services which the Company provides to third parties because these expenses are not related to the generation of a seat mile. Similarly, Delta excludes from passenger unit revenues, and includes in other revenue, revenues received for providing aircraft maintenance and staffing services to third parties.  Management believes these classifications provide a more consistent and comparable reflection of Delta’s mainline operations.

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Statements in this news release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the cost of aircraft fuel; the impact that our indebtedness will have on our financial and operating activities and our ability to incur additional debt; the restrictions that financial covenants in our financing agreements will have on our financial and business operations; labor issues; interruptions or disruptions in service at one of our hub airports; our increasing dependence on technology in our operations; our ability to retain management and key employees; the ability of our credit card processors to take significant holdbacks in certain circumstances; the effects of terrorist attacks; and competitive conditions in the airline industry.

Forward-looking statements in the press release that relate to our proposed merger transaction with Northwest Airlines Corporation include, without limitation, our expectations with respect to the synergies, costs and charges and capitalization, anticipated financial impacts of the merger transaction and related transactions; approval of the merger transaction and related transactions by shareholders; the satisfaction of the closing conditions to the merger transaction and related transactions; and the timing of the completion of the merger transaction and related transactions.  Factors that may cause the actual results to differ materially from the expected results include, but are not limited to, the possibility that the expected synergies will not be realized, or will not be realized within the expected time period, due to, among other things, (1) the airline pricing environment; (2) competitive actions taken by other airlines; (3) general economic conditions; (4) changes in jet fuel prices; (5) actions taken or conditions imposed by the United States and foreign governments; (6) the willingness of customers to travel; (7) difficulties in integrating the operations of the two airlines; (8) the impact of labor relations, and (9) fluctuations in foreign currency exchange rates.  Other factors include the possibility that the merger does not close, including due to the failure to receive required stockholder or regulatory approvals, or the failure of other closing conditions.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in Delta’s Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2007. Caution should be taken not to place undue reliance on Delta’s forward-looking statements, which represent Delta’s views only as of Apr. 23, 2008, and which Delta has no current intention to update.

Additional Information About the Merger and Where to Find It

In connection with the proposed merger, Delta will file with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 that will include a joint proxy statement of Delta and Northwest that also constitutes a prospectus of Delta.  Delta and Northwest will mail the joint proxy statement/prospectus to their stockholders.  Delta and Northwest urge investors and security holders to read the joint proxy statement/prospectus regarding the proposed merger when it becomes available because it will contain important information. You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents, free of charge, from Delta’s website (www.delta.com) under the tab “About Delta” and then under the heading “Investor Relations” and then under the item “SEC Filings.” You may also obtain these documents, free of charge, from Northwest’s website (www.nwa.com) under the tab “About Northwest” and then under the heading “Investor Relations” and then under the item “SEC Filings and Section 16 Filings.”

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DELTA AIR LINES, INC.
Consolidated Statements of Operations
(Unaudited)

	(Successor)	(Predecessor)
	Three Months Ended March 31,
(in millions, except per share data)	2008	2007	Percent Change
OPERATING REVENUE:
Passenger:
Mainline	$3,061	$2,783	10%
Regional affiliates	1,039	947	10%
Cargo	134	112	20%
Other, net	532	399	33%
Total operating revenue	4,766	4,241	12%
OPERATING EXPENSE:
Aircraft fuel and related taxes	1,422	948	50%
Salaries and related costs	1,091	971	12%
Contract carrier arrangements	896	717	25%
Depreciation and amortization	297	291	2%
Contracted services	254	243	5%
Aircraft maintenance materials and outside repairs	268	238	13%
Passenger commissions and other selling expenses	225	220	2%
Landing fees and other rents	179	190	-6%
Passenger service	84	71	18%
Aircraft rent	64	70	-9%
Impairment of goodwill	6,100	-	NM
Restructuring and related items	16	-	NM
Other	131	127	3%
Total operating expense	11,027	4,086	170%
OPERATING (LOSS) INCOME	(6,261)	155	NM
OTHER (EXPENSE) INCOME:
Interest expense	(147)	(200)	-27%
Interest income	27	10	170%
Miscellaneous, net	(9)	29	NM
Total other expense, net	(129)	(161)	-20%
LOSS BEFORE REORGANIZATION ITEMS, NET	(6,390)	(6)	NM
REORGANIZATION ITEMS, NET	-	(124)	NM
LOSS BEFORE INCOME TAXES	(6,390)	(130)	NM
INCOME TAXES	-	-	NM
NET LOSS	$(6,390)	$(130)	NM
BASIC AND DILUTED LOSS PER SHARE	$(16.15)	NM	NM
WEIGHTED AVERAGE SHARES USED IN BASIC AND DILUTED LOSS PER SHARE CALCULATION:	395.6	NM	NM

DELTA AIR LINES, INC.
Statistical Summary
(Unaudited)

	(Successor)		(Predecessor)
	Three Months Ended March 31,
	2008		2007		Change
Consolidated:
Revenue Passenger Miles (millions) (1)	28,205		27,213		3.6%
Available Seat Miles (millions) (1)	36,092		35,279		2.3%
Passenger Mile Yield (1)	14.54	¢	13.71	¢	6.1%
Passenger Revenue per Available Seat Mile (PRASM)(1)	11.36	¢	10.57	¢	7.5%
Operating Cost Per Available Seat Mile (CASM) (1) – see Note 1	30.17	¢	11.29	¢	167.2%
CASM excluding Special Items(1) – see Note 1	13.23	¢	11.29	¢	17.2%
CASM excluding Special Items and Fuel Expense and Related Taxes – see Note 1	9.29	¢	8.60	¢	8.0%
Passenger Load Factor (1)	78.1%		77.1%		1.0	pts
Fuel Gallons Consumed (millions)	500		491		1.8%
Average Price Per Fuel Gallon, Net of Hedging Activity	$2.85		$1.93		47.7%
Number of Aircraft in Fleet, End of Period	584		578		1.0%
Full-Time Equivalent Employees, End of Period	55,382		52,260		6.0%
Mainline:
Revenue Passenger Miles (millions)	23,795		22,994		3.5%
Available Seat Miles (millions)	30,270		29,554		2.4%
Operating Cost Per Available Seat Mile (CASM) – see Note 1	31.84	¢	10.01	¢	218.1%
CASM excluding Special Items – see Note 1	11.64	¢	10.01	¢	16.3%
CASM Excluding Special Items and Fuel Expense and Related Taxes – see Note 1	7.31	¢	7.05	¢	3.7%
Number of Aircraft in Fleet, End of Period	451		440		2.5%

(1) Includes the operations under our contract carrier agreements of Atlantic Southeast Airlines, Inc.; Chautauqua Airlines, Inc.; Freedom Airlines, Inc.; Shuttle America Corporation and SkyWest Airlines, Inc. for all periods presented, and ExpressJet Airlines, Inc. and Pinnacle Airlines, Inc. for the three months ended March 31, 2008.

DELTA AIR LINES, INC.
Selected Balance Sheet Data

	(Successor)
	March 31,	December 31,
	2008	2007
	(Unaudited)
(in millions)
Cash and cash equivalents	$2,492	$2,648
Short-term investments	103	138
Restricted cash, including noncurrent	233	535
Total assets	26,755	32,423
Total debt and capital leases, including current maturities	9,119	9,000
Total shareowners' equity	3,951	10,113

Fleet Information

Our active fleet, orders, options and rolling options at March 31, 2008 are summarized in the following table. Options have scheduled delivery slots. Rolling options replace options and are assigned delivery slots as options expire or are exercised.

	Current Fleet
Aircraft Type	Owned	Capital Lease	Operating Lease	Total	Average Age	Orders		Options	Rolling Options
B-737-700	—	—	—	—	—	10		—	—
B-737-800	71	—	—	71	7.4	2	(1)	60	120
B-757-200	67	35	17	119	16.5	—		—	—
B-757-200ER	—	2	15	17	10.2	—		—	—
B-767-300	4	—	17	21	17.2	—		—	—
B-767-300ER	50	—	9	59	12.1	—		7	—
B-767-400ER	21	—	—	21	7.1	—		12	—
B-777-200ER	8	—	—	8	8.2	—		—	—
B-777-200LR	2	—	—	2	0.1	6		29	12
MD-88	63	33	21	117	17.7	—		—	—
MD-90	16	—	—	16	12.3	—		—	—
CRJ-100	25	13	49	87	10.6	—		—	—
CRJ-200	5	—	12	17	5.8	—		12	—
CRJ-700	17	—	—	17	4.4	—		16	—
CRJ-900	12	—	—	12	0.4	11	(2)	30	—
Total	361	83	140	584	12.5	29		166	132

(1)	Excludes 34 remaining aircraft which we have entered into definitive agreements to sell to third parties immediately following delivery of these aircraft to us by the manufacturer.

(2)	Excludes 10 remaining aircraft orders we assigned to a regional air carrier in April 2007.

Note 1:  The following tables show reconciliations of certain financial measures. The reasons Delta uses these measures are described below.

•	Delta excludes reorganization related and special items because management believes the exclusion of these items is helpful to investors to evaluate the Company’s recurring operational performance;
•	Delta presents length of haul adjusted PRASM excluding charter revenue because management believes this provides a more meaningful comparison of the Company’s PRASM to the industry;
•
Delta presents mainline cost per available seat mile (CASM) excluding fuel expense and related taxes because management believes high fuel prices mask the progress achieved toward its business plan targets; and

•
Delta’s CASM excludes $136 million and $104 million for the three months ended March 31, 2008 and 2007, respectively, in expenses related to Delta’s providing aircraft maintenance and staffing services to third parties because these costs are not associated with the generation of a seat mile.

In connection with its emergence from bankruptcy on April 30, 2007, Delta adopted fresh start reporting in accordance with American Institute of Certified Public Accountants’ Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code.”  The adoption of fresh start reporting resulted in Delta’s becoming a new entity for financial reporting purposes. Accordingly, Delta’s consolidated financial statements after April 30, 2007 are not comparable to its financial statements for any period prior to emergence.  References in this press release to “Successor” refer to Delta on or after May 1, 2007, giving effect to fresh start reporting. References to “Predecessor” refer to Delta prior to May 1, 2007.

	(Successor)	(Predecessor)
	Three	Three
	Months Ended	Months Ended
	March 31, 2008	March 31, 2007
(in millions, except per share data)
Net loss	$(6,390)	$(130)
Items excluded:
Impairment of goodwill	6,100
Restructuring and related items	16	—
Reorganization items, net	—	124
Total items excluded	6,116	124
Net loss excluding special and reorganization related items	$(274)	$(6)
Basic and diluted weighted average shares outstanding	395.6
Basic and diluted loss per share excluding special and reorganization related items	$(0.69)

(Successor)
Three
Months Ended
March 31, 2008
(in millions)
Total Operating Expense	$11,027
Items excluded:
Impairment of goodwill	(6,100)
Restructuring and related items	(16)
Total items excluded	(6,116)
Total operating expense excluding special items	$4,911

	(Successor)
	Three Months Ended
	March 31, 2008

PRASM	11.36	¢
Adjustment for other airline revenue and certain other revenue	0.40
PRASM excluding other airline revenue and certain other revenue	11.76	¢
Length of haul adjustment	(0.46)
Length of haul adjusted PRASM excluding other airline revenue and certain other revenue	11.30	¢
Industry average PRASM	11.24	¢
Percentage of industry average	101%

	(Successor)	(Predecessor)
	Three	Three
	Months Ended	Months Ended
	March 31, 2008	March 31, 2007

CASM	30.55 ¢	11.58	¢
Items excluded:
Aircraft maintenance to third parties	(0.29)	(0.20)
Staffing services to third parties	(0.09)	(0.09)
CASM excluding items not related to generation of a seat mile	30.17 ¢	11.29	¢
Items excluded:
Impairment of goodwill	(16.90)	—
Restructuring and related items	(0.04)	—
Total items excluded	(16.94)	—
CASM excluding special items	13.23 ¢	11.29	¢
Fuel expense and related taxes	(3.94)	(2.69)
CASM excluding fuel expense and related taxes and special items	9.29 ¢	8.60	¢

Mainline CASM	32.29 ¢	10.36	¢
Items excluded:
Aircraft maintenance to third parties	(0.34)	(0.24)
Staffing services to third parties	(0.11)	(0.11)
Mainline CASM excluding items not related to generation of a seat mile	31.84 ¢	10.01	¢
Items excluded:
Impairment of goodwill	(20.15)	—
Restructuring and related items	(0.05)	—
Total items excluded	(20.20)	—
Mainline CASM excluding special items	11.64 ¢	10.01	¢
Fuel expense and related taxes	(4.33)	(2.96)
Mainline CASM excluding fuel expense and related taxes and special items	7.31 ¢	7.05	¢

FORECAST
	Successor	Successor
	June 2008	Full Year
	Quarter Projection	2008 Projection

Operating margin projection	2 – 4%	(28) - (26)%
Items excluded:
Impairment of goodwill		29%
Restructuring and related items	1%	1%
Operating margin projection excluding special items	3 – 5%	2 – 4%

	FORECAST

	(Successor)				(Successor)
	June 2008 Quarter Projected Range				Full Year 2008 Projected Range

Mainline CASM projection	12.21	¢	12.28	¢	16.49 ¢	16.63 ¢
Items excluded:
Aircraft maintenance and staffing services to third parties	(0.34)		(0.34)		(0.41)	(0.41)
Mainline CASM projection excluding items not related to generation of a seat mile	11.87	¢	11.94	¢	16.08 ¢	16.22 ¢
Items excluded:
Impairment of goodwill	—		—		(4.71)	(4.71)
Restructuring and related items	(0.26)		(0.26)		(0.08)	(0.08)
Profit Sharing	—		—		(0.04)	(0.04)
Total items excluded	(0.26)		(0.26)		(4.83)	(4.83)
Mainline CASM projection excluding special items	11.61	¢	11.68	¢	11.25 ¢	11.39 ¢
Fuel expense and related taxes	(4.59)		(4.59)		(4.51)	(4.52)
Mainline CASM projection excluding fuel expense and related taxes and special items	7.02	¢	7.09	¢	6.74 ¢	6.88 ¢
Change year over year in Mainline CASM excluding fuel expense and related taxes and special items	1%		2%		-1%	1%